EXHIBIT 99

INVESTOR CONTACT: Tony Brausen Vice President and Chief Financial Officer 763-540-1553	MEDIA CONTACT: Kathryn Lovik Director, Communications 763-540-1212

TENNANT COMPANY ELECTS STEVEN A. SONNENBERG,
PRESIDENT OF ROSEMOUNT, INC., TO BOARD OF DIRECTORS

MINNEAPOLIS, Minn., Aug. 11, 2005—Tennant Company (NYSE: TNC) today announced that Steven A. Sonnenberg will join the company’s board of directors effective August 11, 2005. With this addition, the board will have eight members. Filling an existing vacancy on the board, Sonnenberg’s term ends at the 2006 annual shareholders meeting.

Sonnenberg is President of Rosemount, Inc., a division of Emerson Process Management. Sonnenberg has held various positions with Rosemount and Emerson since 1992, including General Manager of Rosemount China and most recently as President of Emerson Process Management Asia Pacific, prior to his appointment as President of Rosemount in 2002.

“Steven brings valuable experience to the Tennant Board of Directors with his leadership of international businesses and deep understanding of operations,” said Janet Dolan, Tennant Company president and chief executive officer. “We are pleased to have him join us.”

Sonnenberg holds a Master’s of Business Administration from the University of Virginia Darden Business School General Management, Charlottesville, VA, and received his Bachelor of Civil Engineering degree from the Georgia Institute of Technology, Atlanta, GA.

Company Profile

Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; and coatings for protecting, repairing and upgrading concrete floors. Tennant’s global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn., Holland, Mich., Uden, The Netherlands and Northampton, United Kingdom and sells products directly in 15 countries and through distributors in more than 50 countries. For more information, visit www.tennantco.com.

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